Exhibit 10.7

VARIABLE RATE REVOLVING CREDIT
PROMISSORY NOTE

January 1st, 2002
$20,000,000.00	McMurray, Pennsylvania

FOR VALUE RECEIVED, Hardy Credit Co., a Pennsylvania business trust (the “Obligor”), promises to pay to the order of Margaret H. Magerko, Trustee under the Irrevocable Trust for Margaret H. Magerko and her successors and assigns under the 1997 Irrevocable Trust for Margaret Hardy Magerko (together with its successors and assigns, (the “Obligee”), the lesser of (i) the principal amount of Twenty Million Dollars ($20,000,000), or (ii) the aggregate unpaid principal amount of all loans (which shall include all cash advances made by Obligee to Obligor unless expressly provided otherwise in a writing contemporaneous with any such advance) made by the Obligee to the Obligor on and after the date first set forth above, payable together with interest paid monthly at Wall Street Journal Prime minus 2%.

Advances under this Note are only made when both Obligor and Obligee agree to an increase in principal.  Neither is under an obligation to do so.

The principal indebtedness evidenced by this Variable Rate Revolving Credit Promissory Note (“Note”) shall be payable in full on November 7, 2012 to the holder of this Note.  All payments to be made in respect of principal under this Note shall be made in lawful money of the United States of America, in immediately available funds and by certified check, bank cashier check or wire transfer, delivered to Obligee at or before the time such payment is due, in each case without setoff, counterclaim or other deduction of any nature.

Except as otherwise expressly provided herein, Obligor hereby waives presentment for payment, demand, protest and notice of protest, notice of dishonor or default and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

No delay on the part of Obligee in exercising any of its powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof.  The unenforceability of any provision hereof shall not affect the enforceability of the remaining provisions hereof.

Obligor further agrees that in the event Obligee institutes legal proceedings to enforce this Note, Obligor shall pay, in addition to any principal hereunder due and unpaid, all costs and expenses of such proceedings, including reasonable attorneys’ fees.

This Note shall bind the Obligor and its successors and assigns and the benefits hereto shall inure to the Obligee and its successors and assigns.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  Obligor consents to the jurisdiction and venue of the Federal and state courts located in Allegheny or Washington County, Pennsylvania with respect to any suit arising out of relating to, or mentioning this Note.

Time is of the essence of this Note.

IN WITNESS WHEREOF, intending to be legally bound hereby, Obligor has caused this Note to be executed and delivered as of the date first above written.

WITNESS:	OBLIGOR:

Hardy Credit Co.

/s/ Cheri B. Bomar	By:	/s/ Daniel M. Wallach